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                                                                   Exhibit 99.1


ASSURANCEAMERICA CORPORATION ANNOUNCES BEST APRIL IN COMPANY'S HISTORY

ATLANTA --- May 24, 2005

Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited results for April, 2005. Pre-tax profit grew from $9,339 in April, 2004 to $213,016 in April, 2005. This was the strongest April to date, in terms of premium, revenue, and profitability. Gross premium produced in AssuranceAmerica's wholesale group, made up of its Managing General Agency and its Insurance Carrier, and its retail group, made up of 32 insurance agencies, was $8,343,288, an 18.8% increase over premium produced in April, 2004. Revenue for April, 2005 was $2,627,778, a 26.5% increase over the same period in 2004.

In announcing first quarter results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, "We are especially pleased to report that we were able to achieve this significant increase in premium and revenue volume without any increase in Underwriting and Customer Service Support personnel. This and other cost containment initiatives were made possible through wide-scale implementation of our web-based agency support interface. We expect to continue to realize these productivity and profitability gains in the future."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company. This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee' A. Pinczes
770-952-0200 Ext. 105
770-984-0173 - Fax
RPinczes@aainsco.com